Exhibit 10.2

AMENDMENT

TO THE

ENDORSEMENT SPLIT-DOLLAR AGREEMENT

This Amendment to the Endorsement Split-Dollar Agreement is made and entered into as of this 30th day of December 2008 by and among CHASE CORPORATION, a Massachusetts corporation (the “Corporation”) and Sarah Chase, in her capacity as the trustee of the ELC Irrevocable Life Insurance Trust, an agreement of trust dated May 27, 1995 (referred to hereunder, together with any additional or successor trustee serving under said agreement, as the “Trustee”).

WHEREAS, the Corporation and the Trust entered into that certain Endorsement Split-Dollar Agreement dated June 1995 (the “Agreement”) to govern the respective rights and obligations of the parties in and to certain life insurance policies described in Schedule A of the Agreement (the “Policy”);

WHEREAS, the parties have determined that Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) is applicable to the Agreement and that the Agreement may not comply with the requirements of Section 409A (based on a reasonable applicable to Section 409A, the regulations and other guidance thereunder);

WHEREAS, the parties wish to amend the Agreement to modify certain of their respective rights and obligations with respect to the Agreement and the Policy to comply with Section 409A;

WHEREAS, the modifications are made solely to comply with Section 409A and do not materially enhance the value of the benefits provided under the Agreement;

WHEREAS, the modifications are intended by the parties to comply with the provisions of IRS Notice 2007-34 so as not to be a material modification of the arrangement under the final split-dollar regulations.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.             Section 10 of the Agreement is deleted in its entirety and is replaced with the following:

“10.  Option to Purchase Policy.

For sixty (60) days following the termination of this Agreement, the Trustee shall have the option to purchase the Corporation’s ownership interest in the Policy from the Corporation.  The purchase price for the Policy shall be the total amount of the premium payments made by the Corporation hereunder, less any indebtedness secured by the Policy which remains outstanding as of the date of such termination, including interest on such indebtedness, which amount shall be paid to the Corporation within such sixty (60)

day period but no later than the last day of the calendar year in which the termination occurs.  Upon receipt of such amount, the Corporation shall transfer all of its right, title and interest in and to the Policy to the Trustee, by the execution and delivery of an appropriate instrument of transfer.”

2.             A new Section 10A of the Agreement is added to read as follows:

“10A.  Termination of the Agreement.

“This Agreement shall terminate upon the occurrence of any of the following events: (i) the Corporation’s dissolution taxed under Section 331 of the Code or (ii) the Corporation’s bankruptcy (within the approval of the bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)).

3.             Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHASE CORPORATION

By:

Sarah Chase, as trustee of the ELC Irrevocable Life Insurance Trust dated May 27, 1995